Exhibit 10.2

EXECUTION VERSION

Second Amended and Restated Confirmation in respect of Repurchase Transaction

May 19, 2020

To:	Murray Hill Funding, LLC

c/o CĪON Investment Corporation
Three Park Avenue, 36th Floor

New York, NY 10016
Attention: Keith Franz

From:	UBS AG, London Branch

Dear Sirs,

The purpose of this second amended and restated confirmation (this "Confirmation") is to set forth the terms and conditions of the above-referenced repurchase transaction between Murray Hill Funding, LLC ("Counterparty" or "Seller", as the context requires) and UBS AG, London Branch ("UBS" or "Buyer", as the context requires, and "Party" shall mean either Seller or Buyer), on the Trade Date specified below (the "Transaction"). This Confirmation evidences the Transaction (replacing the form of Confirmation required by Annex II to the Agreement which shall not apply to the Transaction) and forms a binding agreement between Seller and Buyer as to the terms of the Transaction.

This Confirmation supplements, forms part of, and is subject to the TBMA/ISMA Global Master Repurchase Agreement (2000 version), dated as of May 15, 2017, between Seller and Buyer, together with the Annex(es) thereto (as supplemented, amended or otherwise modified from time to time, the "Agreement").

This Second Amended and Restated Confirmation in respect of Repurchase Transaction entered into between UBS and Counterparty on the Second Amendment Effective Date specified below amends and restates the Amended and Restated Confirmation dated May 19, 2017 (as amended and restated as of December 1, 2017) (the "Prior Confirmation"), which Prior Confirmation (with respect to the period from and after the Second Amendment Effective Date) is hereby superseded and shall be of no further force or effect.

All provisions contained or incorporated by reference in the Agreement shall govern this Confirmation except as expressly modified below. In the event of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation will prevail. In this Confirmation, defined words and expressions shall have the same meaning as in the Agreement unless otherwise defined in this Confirmation, in which case terms used in this Confirmation shall take precedence over terms used in the Agreement.

1 General Terms
Seller:	Murray Hill Funding, LLC.
Buyer:	UBS AG, London Branch.
Calculation Agent:	UBS AG, London Branch. The Calculation Agent shall perform all determinations and calculations hereunder in good faith and in a commercially reasonable manner. For the purpose of making any determination or calculation hereunder, the Calculation Agent may rely on any information or notice delivered by a third party.
Trade Date:	May 19, 2017.
First Amendment Effective Date:	December 1, 2017.
Second Amendment Effective Date:	May 19, 2020.
Purchase Date:	May 19, 2017 (the "First Purchase Date"); June 19, 2017 (the "Second Purchase Date"); December 15, 2017 (the "Third Purchase Date"); and March 15, 2018 (the "Fourth Purchase Date").
Repurchase Date:	November 19, 2020, subject to adjustment in accordance with the Business Day Convention, as such date may be accelerated as provided herein and in the Agreement.

Purchased Securities:

Prior to the Second Amendment and Restatement Effective Date, Seller has transferred to Buyer Class A Notes having a principal amount of USD 266,666,666 in exchange for the Purchase Price.

On the Second Amendment Effective Date, Class A Notes having a principal amount of USD 100,000,000 will be redeemed by the Class A Issuer and the Purchased Securities shall be decreased by such amount.

Purchase Price:

Prior to the Second Amendment and Effective Date, USD 200,000,000. On the Second Amendment Effective Date, the Purchase Price shall be reduced by USD 100,000,000.

Such amount may at any time thereafter be reduced pursuant to the operation of the "Purchase Price Reduction" provisions herein.

Repurchase Price:

With respect to each Purchased Security, the Purchase Price for such Purchased Security as of the relevant Repurchase Date, as such amount may from time to time be reduced by a Voluntary Partial Prepayment pursuant to the operation of the "Purchase Price Reduction" provisions herein; in which case, for the avoidance of doubt, Purchase Price will be reduced by the Prepayment Amount in respect of such Voluntary Partial Prepayment.

For the avoidance of doubt, there shall be no Price Differential incorporated into the Repurchase Price and all references to Price Differential and Pricing Rate are hereby deleted from the Agreement. In lieu of Price Differential, Seller shall be obligated to pay the Transaction Fee Amounts to Buyer as set forth herein. For the avoidance of doubt, paragraphs 2(ii), 2(jj) and 2(pp) of the Agreement shall not apply to the Transaction.

Initial Fee:	On the Initial Fee Payment Date specified below, Seller shall pay to Buyer the Initial Fee Amount specified below. The Initial Fee shall be fully earned when paid and there shall be no rebate thereof, notwithstanding the failure to occur of any Purchase Date or the occurrence of any early Repurchase Date.
Initial Fee Payment Date:	The Trade Date.
Initial Fee Amount:	USD 1,250,000.
First Amendment Fee:	On the First Amendment Fee Payment Date specified below, Seller shall pay to Buyer the First Amendment Fee Amount specified below. The First Amendment Fee shall be fully earned when paid and there shall be no rebate thereof, notwithstanding the failure to occur of any Purchase Date or the occurrence of any early Repurchase Date.
First Amendment Fee Payment Date:	The First Amendment Effective Date.
First Amendment Fee Amount:	USD 750,000.

Termination of Transaction:	Subject to paragraphs 10 and 11 of the Agreement and Buyer’s rights with respect to a Regulatory Event and as otherwise set forth in this Confirmation, unless the parties otherwise agree, the Transaction shall not be terminable on demand by either Party.
Purchase Price Reduction:	(a) At any time after the Second Amendment Effective Date, Seller may elect to prepay all or a portion of the Repurchase Price of the Purchased Securities upon at least five Business Days’ prior written notice to Buyer, any prepayment under this clause (a), a "Voluntary Prepayment," any prepayment of all of the then-outstanding Repurchase Price under this clause (a), a "Voluntary Full Prepayment" and any prepayment of a portion of the then-outstanding Repurchase Price under this clause (a), a "Voluntary Partial Prepayment"); provided that a Voluntary Partial Prepayment may be elected if a portion of the Purchased Securities have been redeemed by the Issuer for cash in the form of USD on or prior to the related Prepayment Date (as defined below) and the portion of the Purchased Securities to be repurchased shall be those which have been redeemed and in an amount not in excess of the Current Redeemed Amount.
(b) If a Mandatory Prepayment Event has occurred and is continuing with respect to the Purchased Securities, Buyer may upon at least three Business Days’ prior written notice to Seller require Seller to prepay the entire Repurchase Price of the Purchased Securities (such prepayment, a "Mandatory Prepayment").
Each written notice delivered by Seller under clause (a) or Buyer under clause (b) shall designate the date on which such prepayment is to be effective (each a "Prepayment Date"). For purposes of any Prepayment Date relating to a Voluntary Partial Prepayment, the "Prepayment Amount" shall be an amount equal to the product of (a) the Advance Percentage applicable to Cash (as specified in the Indenture) and (b) the Current Redeemed Amount and in the case of a Voluntary Full Prepayment, the "Prepayment Amount" shall be an amount equal to the Repurchase Price.
Subject to the Failure to Deliver Equivalent Securities and the timing therein, on each Prepayment Date:
(i) Buyer shall transfer to Seller or its agent Equivalent Securities, which, in the case of a Voluntary Partial Prepayment or a Voluntary Full Prepayment occurring after redemption in full of the Notes, shall be in the form of USD cash in an amount equal to the Current Redeemed Amount;

(ii) Seller shall pay the related Prepayment Amount to Buyer;
(iii) Seller shall pay the related Breakage Amount (if any) to Buyer; and
(iv) with respect to a Voluntary Partial Prepayment, for each Purchased Security that is the subject of such prepayment, the Repurchase Price for such Purchased Security immediately after giving effect to such prepayment shall be equal to (x) the Repurchase Price thereof immediately prior to such prepayment minus (y) the related Prepayment Amount for such Purchased Security.
For purposes of the foregoing, amounts payable by Buyer and Seller under (i), (ii) and (iii) above shall be netted.
Current Redeemed Amount:	With respect to any Prepayment Date relating to a Voluntary Partial Prepayment or a Voluntary Full Prepayment occurring after redemption in full of the Notes, an amount in USD determined by the Calculation Agent equal to the aggregate amount actually received by the holder of the Purchased Securities from the Issuer as a principal redemption payment in respect of the Purchased Securities on or prior to such Prepayment Date that has not previously been delivered by Buyer to Seller as Equivalent Securities.
Mandatory Prepayment Event:	It shall constitute a Mandatory Prepayment Event with respect to Seller if (after giving effect to all applicable notice requirements and grace periods) an Indenture Event of Default occurs.
Accelerated Termination Event:	Buyer may, at any time following the occurrence of a Regulatory Event, terminate the Transaction under this Confirmation by notifying Seller of an early Repurchase Date for the Transaction, which Repurchase Date shall not be earlier (unless so agreed by Buyer and Seller) than 10 calendar days after the date of such notice (or such lesser period as may be necessary for Buyer to comply with its obligations under applicable laws and regulations arising as a result of such Regulatory Event). Upon knowledge of any Regulatory Event that may occur, Buyer and Seller shall negotiate in good faith to enter into one or more financing transactions with substantially the same terms as the effected Transaction.

Regulatory Event:	An event which shall occur if, at any time, (a) Buyer determines, in its good faith commercially reasonable discretion, that Buyer’s involvement in the transactions contemplated in this Confirmation and the Agreement violates any law, rule or regulation applicable to Buyer or (b) any applicable Governmental Authority informs Buyer that Buyer’s involvement in such transactions violates any law, rule or regulation applicable to Buyer.
Paragraph 6(h):	Paragraph 6(h) shall be amended by deleting the words "Subject to paragraph 10," at the beginning thereof such that, for the avoidance of doubt, such paragraph applies with respect to all payment obligations arising out of the occurrence of an Accelerated Termination Event, Voluntary Partial Prepayment, Voluntary Full Prepayment or an early Repurchase Date (including, without limitation, payment obligations in respect of Income that have accrued on or prior to the relevant date).
Failure to Deliver Equivalent Securities:	In respect of this Transaction, this provision (Failure to Deliver Equivalent Securities) shall apply in relation to the Buyer’s obligations with respect to the Class A Notes in lieu of paragraph 10(h) of the Agreement and any reference in the Agreement to paragraph 10(h) in respect of Buyer’s obligations with respect to the Class A Notes shall be deemed to be a reference to this provision (Failure to Deliver Equivalent Securities).
It is acknowledged by each of the Parties hereto that the Class A Notes are unique assets, and that accordingly no asset other than the Purchased Securities will qualify as Equivalent Securities.
Notwithstanding anything to the contrary in paragraph 10 of the Agreement or otherwise in the Agreement or this Confirmation and without duplication of the Cure Period provisions below, if Buyer (the "Transferor") fails to deliver to Seller (the "Transferee") any Purchased Security (an "Unavailable Asset") by the time (the "Due Date") required under this Transaction or within such other period as may be agreed in writing by the Transferor and the Transferee (such failure, a "Transfer Failure"):
(a) the Transferor, acting in good faith and a commercially reasonable manner, shall try for a period of 10 calendar days from the day following the Due Date in respect of the Unavailable Asset (the last day of such period, the "Transfer Cut-Off Date") to obtain such Unavailable Asset (and, where the Transfer Failure is in respect of Buyer’s obligation to deliver the Purchased Securities on the scheduled Repurchase Date for this Transaction, this Transaction shall be deemed to continue until, and terminate upon, the Extended Termination Date);

(b) if the Transferor obtains any Unavailable Asset on or prior to the Transfer Cut-Off Date, the Transferor shall promptly give notice to the Transferee of its ability to deliver such Unavailable Asset and shall transfer such Unavailable Asset to the Transferee on the third Business Day following the day on which the Transferor delivers such notice in settlement of the relevant Transfer Failure; and
(c) if any Unavailable Asset is redeemed in full or in part by the relevant issuer prior to the Transfer Cut-Off Date, then either Party may give notice to the other Party of such redemption after becoming aware of the same, and the Transferor shall transfer a sum of money equivalent to the proceeds of such redemption to the Transferee no later than two Business Days following the day on which the Transferor delivers or receives such notice, in exchange for the payment by the Transferee of all or a ratable portion of any unpaid Repurchase Price (as applicable).
For the avoidance of doubt, in relation to this Transaction, the Parties’ other obligations under the Agreement shall continue, and if such Transfer Failure occurred in connection with the relevant Repurchase Date for this Transaction, the Transaction shall terminate on the day (the "Extended Termination Date") which is, with respect to the last Unavailable Asset, the earliest to occur of:
(i) the Business Day on which the Transferor transfers such last Unavailable Asset in accordance with sub-paragraph (c) above; or
(ii) the day on which the Transferor transfers proceeds of such redemption if such last Unavailable Asset is redeemed in full in accordance with sub-paragraph (c) above.
If any such Transfer Failure continues to subsist after the Due Date for this Transaction, the Transaction Fee Amounts in respect of such Unavailable Assets shall cease to accrue on the Due Date for this Transaction and no further Transaction Fee Amounts shall be payable in respect of this Transaction, notwithstanding the continuance of the Parties’ obligations up to the Extended Termination Date under this provision.

Determination of Default Valuation Time:

Notwithstanding anything to the contrary contained in the Agreement, the "Default Valuation Time" means, in relation to an Event of Default, the close of business in the applicable market on the 40th dealing day after the day on which that Event of Default occurs or, where that Event of Default is the occurrence of an Act of Insolvency in respect of which under paragraph 10(a) no notice is required from the non-Defaulting Party in order for such event to constitute an Event of Default, the close of business on the 40th dealing day after the day on which the non-Defaulting Party first became aware of the occurrence of such Event of Default.

For the avoidance of doubt, the amount payable pursuant to Paragraph 10(c) of the Agreement cannot be calculated until the Default Market Values of all of the Equivalent Securities and any Equivalent Margin Securities under each Transaction can be calculated. As such, the payment under paragraph 10(c)(ii) will be delayed until the latest date on which the Default Market Value has been determined with respect to any such Equivalent Securities and any Equivalent Margin Securities.

The parties acknowledge that (a) the Purchased Securities under this Transaction are expected to be illiquid and unique and that there may be no other commercially reasonable determinant of value with respect to such Purchased Securities other than the price at which willing buyers agree to purchase such Purchased Securities or the relevant Portfolio Assets, (b) if the Buyer were forced to liquidate such Purchased Securities or the relevant Portfolio Assets on the date an Event of Default occurs (or shortly thereafter), such liquidation would likely result in a commercially unreasonable price, and (c) giving the Buyer an extended period of time to liquidate such Purchased Securities or the relevant Portfolio Assets is more likely to produce a commercially reasonable result. For avoidance of doubt, Buyer may, at any time, use any commercially reasonable determinant of value (whether the price at which willing buyers agree to purchase such Purchased Securities or the relevant Portfolio Assets or otherwise).

Income:	Means any interest or dividend payment or any other payment or distribution (other than any principal payment or repayment, which, for the avoidance of doubt, includes any redemption payment) paid with respect to any Purchased Securities and not otherwise received by Seller. Buyer shall transfer to Seller an amount equal to (and in the same currency as) the amount of all Income paid or distributed on or in respect of the Purchased Securities within one Business Day after the date on which such Income is paid or distributed to holders of the Purchased Securities, and paragraph 5(i) of the Agreement shall be amended accordingly. For avoidance of doubt, (a) references to the amount of any Income paid shall be to an amount paid net of any withholding or deduction for or on account of taxes or duties and (b) Buyer shall not (except in connection with a termination of this Transaction resulting from an Event of Default) net or set-off against or otherwise apply the Income payment or payments to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of this Transaction.

Clawback:	If (a) any distribution (whether as an Income payment or otherwise) on a Purchased Security, an Equivalent Security or, if the Equivalent Security is cash, such cash, is received by Buyer and subsequently paid by Buyer to Seller hereunder, and (b) Buyer is subsequently required to transfer all or a portion of such payment to the issuer of such Security (or trustee, paying agent or similar party) (the amount transferred, the "Clawback Amount"), then promptly after receiving notice of such Clawback Amount from Buyer, Seller shall transfer an amount equal to the Clawback Amount to Buyer. Buyer agrees to pay over to Seller within one Business Day after receipt any amounts subsequently recovered (but only to the extent such amounts are actually received by Buyer and Buyer is not otherwise obligated to pay such amounts to Seller pursuant to any other provision hereunder such that payment would result in duplicative payments by Buyer or any other party), and to make reasonable efforts to claim and collect such recoveries. No interest shall be payable by Buyer or Seller in relation to Clawback Amounts or amounts recovered in respect thereof for the period prior to such amounts becoming payable under this provision. This provision shall survive the termination of the Transaction.
Cure Period:	Notwithstanding paragraph 10(a) of the Agreement as amended by any Annex, the failure of a Party ("X") to make any payment or delivery referred to in such paragraph (other than a payment or delivery referred to in paragraph 10(a)(iv) of the Agreement) in respect of the Transaction will not give rise to the right of the other Party to deliver a Default Notice to X unless such failure is not remedied on or before the third Business Day after notice of such failure is given to X.
Events of Default:	In addition to the Events of Default set forth in the Agreement, if any of the following events occurs, it shall constitute an Event of Default with respect to the relevant Party specified below which shall be the Defaulting Party:
(a) with respect to Seller, if Seller fails to pay (i) the Initial Fee Amount due on the Initial Fee Payment Date or (ii) the First Amendment Fee due on the First Amendment Fee Payment Date, and in either case Buyer, as non-Defaulting Party, serves a Default Notice on the Seller as Defaulting Party;

(b) with respect to Seller, if Seller fails to pay any Transaction Fee Amount due on a Transaction Fee Payment Date, and Buyer, as non-Defaulting Party, serves a Default Notice on the Seller as Defaulting Party;
(c) with respect to Seller, if Seller breaches any of the covenants set forth in the section "Certain Covenants of Seller" below other than the CIC Financials Requirement and Buyer, as non-Defaulting Party, serves a Default Notice on the Seller as Defaulting Party;
(d) with respect to Seller, if Seller breaches the CIC Financials Requirement and such failure is not cured within three Business Days following notice from Buyer to Seller of such failure, and Buyer, as non-Defaulting Party, serves a Default Notice on the Seller as Defaulting Party;
(e) with respect to Seller, if Seller fails to pay the applicable Breakage Amount (if any) on any Prepayment Date or early Repurchase Date, and Buyer, as non-Defaulting Party, serves a Default Notice on the Seller as Defaulting Party;
(f) with respect to Seller, Seller fails to pay any Clawback Amount in accordance with the "Clawback" provisions herein and Buyer, as non-Defaulting Party, serves a Default Notice on the Seller as Defaulting Party;
(g) with respect to Seller, if Seller’s Investment Manager ceases to be responsible for the asset management, loan servicing, special servicing or underwriting services of Seller and its subsidiaries, and Buyer, as non-Defaulting Party, serves a Default Notice on the Seller as Defaulting Party;
(h) with respect to Seller, notwithstanding anything to the contrary in the Agreement, if Seller fails to deliver Purchased Securities on any Purchase Date (including without limitation, as a result of a failure by the Issuer to issue the related Purchased Securities on or prior to such Purchase Date), and Buyer, as non-Defaulting Party, serves a Default Notice on Seller as Defaulting Party;
(i) with respect to Seller, the occurrence of any of the events set forth in Section 10(b) of the Collateral Management Agreement, and Buyer, as non-Defaulting Party, serves a Default Notice on Seller as Defaulting Party;

(j) with respect to Seller, the occurrence of any breach by Seller, as Sole Member, of any of its obligations under the Equity Contribution Agreement, and Buyer, as non-Defaulting Party, serves a Default Notice on Seller as Defaulting Party;
(k) with respect to Seller, a Zero-Value Portfolio Asset EoD (as defined the "Zero-Value Portfolio Asset EoD" provisions below) has occurred, and Buyer, as non-Defaulting Party, serves a Default Notice on Seller as Defaulting Party;
(l) with respect to Seller, the shareholder’s equity of CĪON Investment Corporation ("CIC"), determined in accordance with United States generally accepted accounting principles consistently applied, falls below USD 540,000,000, and Buyer, as non-Defaulting Party, serves a Default Notice on Seller as Defaulting Party; and
(m) Seller incurs any Indebtedness, or incurs any other liability (including, but not limited to, in respect of any option, swap, repurchase agreement, securities forward transaction or securities lending agreement), other than as contemplated by the terms hereof or any agreement or instrument contemplated hereby, and Buyer, as non-Defaulting Party, serves a Default Notice on Seller as Defaulting Party.
Each of the foregoing Events of Default shall be an "Exempt Event of Default" for purposes of the Agreement.

Breakage Amounts:

If (a) the Repurchase Date for this Transaction occurs prior to the scheduled Repurchase Date by reason of the occurrence of an Event of Default (where Seller is the Defaulting Party), a Mandatory Prepayment, a Voluntary Full Prepayment or an event described in paragraph 11(a) of the Agreement in respect of which Seller is the notifying party or (b) a Prepayment Date occurs in connection with a Voluntary Partial Prepayment, then, without limitation of any other payments or deliveries that become due as a result of such event but without duplication, on such Repurchase Date, Seller shall pay to Buyer an amount equal to the Breakage Amount for this Transaction or the applicable portion thereof. For the avoidance of doubt, no Breakage Amount shall be payable by Seller in respect of any Repurchase Date occurring as a result of a Regulatory Event.

"Breakage Amount" shall mean, with respect to the Transaction evidenced hereby (or, in the case of a Voluntary Partial Prepayment the applicable portion thereof that is the subject of such Voluntary Partial Prepayment), the present value of the Spread portion of the Transaction Fee Amounts (discounted using a LIBOR discount curve constructed by the Calculation Agent) that would have been payable to Buyer under such Transaction (or the applicable portion thereof) from (and including) the early Repurchase Date or applicable Prepayment Date (as applicable) to (but excluding) the scheduled Repurchase Date, as determined by the Calculation Agent assuming, solely for purposes of determining such amount, that (i) the Spread is equal to the Relevant Rate, (ii) the Repurchase Price payable upon such termination were to remain outstanding until the originally scheduled Repurchase Date and (iii) Seller has transferred to Buyer Securities on each Purchase Date with an aggregate Purchase Price applicable to each Purchase Date as set out in the "Purchase Price" provisions above.

The "Relevant Rate" means 2.00%.

2 Purchased Securities, Margining and Substitutions

Marking to Market:	The Parties agree that, with respect to this Transaction, the provisions of paragraphs 4(a) to (h) (inclusive), 4(j) and 4(k) of the Agreement shall not apply and instead margin shall be provided separately in respect of this Transaction in accordance with the terms of this Confirmation. For the avoidance of doubt, the provisions of paragraph 8(d) of the Agreement shall not apply to the Transaction.

Margin Maintenance:	Subject to the "Timing of Transfer of Eligible Margin" provision of this Confirmation:

(a)	if at any time the Net Transaction Exposure for the Transaction is greater than zero, Buyer may, by notice to Seller, require Seller to, and Seller shall following such notice, transfer to Buyer an amount of Eligible Margin equal to the Net Transaction Exposure;

(b)	if at any time the Net Transaction Exposure for the Transaction is less than zero, Seller may, by notice to Buyer, require Buyer to, and Buyer shall following such notice, transfer an amount of Eligible Margin to Seller equal to the Net Transaction Exposure;

(c)	if at any time the Supplemental Margin Amount for the Transaction is a positive number, Buyer may, by notice to Seller, require Seller to, and Seller shall following such notice, transfer to Buyer an amount of Eligible Margin equal to the Supplemental Margin Amount;

(d)	if at any time the Supplemental Margin Amount for the Transaction is a negative number, Seller may, by notice to Buyer, require Buyer to, and Buyer shall following such notice, transfer an amount of Eligible Margin to Seller equal to the absolute value of the Supplemental Margin Amount;

provided that:

(i) Buyer shall only be obligated to transfer Eligible Margin to Seller pursuant to sub-clause (d) above if (and only to the extent that) such transfer of Eligible Margin by Buyer is a return of Eligible Margin that has previously been transferred by Seller to Buyer pursuant to sub-clause (c) above in respect of the Transaction and has not been previously returned by Buyer to Seller; and

(ii) Buyer or Seller may not transfer Eligible Margin except to the extent that it is requested by the other Party to do so in accordance with the applicable sub-clause (a) through (d) above and accordingly, any Eligible Margin transferred by either Party in breach of this sub-clause (iii) shall not qualify as Eligible Margin and shall be assigned a zero value for all purposes hereof unless, until and solely to the extent that Eligible Margin is subsequently requested by the other Party in accordance with any of sub-clauses (a) through (d) above.

Seller acknowledges that failure to timely Transfer Eligible Margin may have ramifications under the Indenture, Collateral Management Agreement and Equity Contribution Agreement, including, but not limited to, failure of conditions necessary to purchase or sell Portfolio Assets thereunder and acceleration of the Notes.

Supplemental Margin Amount:	As of any date of determination by UBS, the "Supplemental Margin Amount" shall equal:

where:

"Repurchase Price" for purposes of calculating the Supplemental Margin Amount means the sum of all Repurchase Prices in respect of all Purchased Securities (which shall, for the avoidance of doubt, give effect to reductions in such Repurchase Prices resulting from any Voluntary Partial Prepayment),

"Trigger" means 60%

"Prospective Inclusion MV" means the Portfolio Inclusion MV as of the date of determination but determined as if the trade date or contribution date for any proposed sale, disposition or acquisition of any Portfolio Asset that has been identified in a Collateral Change Event Notice (as each such term is defined in the Equity Contribution Agreement) or in connection with any issuance of Class A Notes has already occurred

"Margin Held" means the aggregate Market Value of all Eligible Margin held by UBS as Buyer in respect of the Supplemental Margin Amount but not yet returned to Seller prior to such date of determination.

Eligible Margin:	USD cash only.

Net Transaction Exposure:	As of any time, an amount equal to the aggregate Purchased Securities Exposure Amount of the Purchased Securities under the Transaction minus an amount equal to the amount of Net Margin provided to Buyer by Seller excluding Supplemental Margin.

Purchased Securities Exposure Amount:	In respect of a Purchased Security, an amount equal to:

Portfolio Margin Price	As of any time,

(a)	If, at all times from and including the First Purchase Date to and including such time, the Portfolio Market Price has exceeded 90%, 100%; or

(b)	otherwise, the lesser of (a) 100% and (b) the Current Trigger.

Current Trigger:	If on any date of determination of Portfolio Market Price,

(a)	(i) the Portfolio Market Price as of the prior date of determination of Portfolio Market Price was at or above a Portfolio Price Trigger and (ii) the current Portfolio Market Price is below that Portfolio Price Trigger, then the Current Trigger will be the Portfolio Market Price rounded up to the next highest Portfolio Price Trigger;

(b)	(i) the Portfolio Market Price as of the prior date of determination of Portfolio Market Price was at or below a Portfolio Price Trigger and (ii) the current Portfolio Market Price is above that Portfolio Price Trigger, then the Current Trigger will be the Portfolio Market Price rounded down to the next lowest Portfolio Price Trigger;

(c)	the current Portfolio Market Price is equal to a Portfolio Price Trigger, then the Current Trigger will be such Portfolio Price Trigger; and

(d)	otherwise, the Current Trigger as of the prior date of determination of Portfolio Market Price.

Portfolio Market Price	As of any time and as to any Purchased Security, expressed as a percentage,

Portfolio Price Triggers	5% and each integer multiple of 5% up to and including 100% (i.e., 100%, 95%, 90% and so on down to 5%)

Net Margin:

The definition of Net Margin in paragraph 2(ee) of the Agreement shall be deleted in its entirety and replaced with the following:

"The ‘Net Margin’ provided to a party at any time shall mean the excess (if any) at that time of (i) the sum of the amount of Cash Margin paid to that party (including accrued interest on such Cash Margin which has not been paid to the other party) under the Margin Maintenance provisions in this Confirmation (excluding any Cash Margin which has been repaid to the other party) over (ii) the sum of the amount of Cash Margin paid to the other party (including accrued interest on such Cash Margin which has not been paid by the other party) under the Margin Maintenance provisions in this Confirmation (excluding any Cash Margin which has been repaid by the other party) and for this purpose any amounts not denominated in the Base Currency shall be converted into the Base Currency at the Spot Rate prevailing at the relevant time."

Timing of Transfer of Eligible Margin:	Where Eligible Margin is to be transferred under the Margin Maintenance provisions hereof, unless otherwise agreed between the Parties, if the relevant notification is received:

	(i)	on a Business Day at or prior to the Margin Transfer Notification Time, then the transfer shall be made not later than the close of business on the same Business Day; and

	(i)	on a Business Day after the Margin Transfer Notification Time or on a day that is not a Business Day, then the relevant transfer shall be made not later than the close of business on the next Business Day after the date such notification is received.

"Margin Transfer Notification Time" means 10:00 am (New York time).

Portfolio Inclusion MV:	With respect to the Class A Notes on any date of determination by the Calculation Agent, an amount equal to the sum of (i) with respect to each Portfolio Asset held by the Issuer on such date, including any Zero-Value Portfolio Asset, the Initial Market Value of such Portfolio Asset (as of the date of acquisition), plus (ii) the aggregate amount of all cash held by the Issuer on such date in, or required to be deposited in, the Principal Collection Subaccount and Delayed-Draw/Committed Proceeds/Revolver Account, plus (iii) the aggregate market value of all Eligible Investments held by the Issuer on such date which are credited, or required to be credited to, to the Principal Collection Subaccount and Delayed-Draw/Committed Proceeds/Revolver Account.

Market Value:	Notwithstanding paragraph 2(cc) of the Agreement, "Market Value" shall mean:

(a)	with respect to cash, the amount of cash;

(b)	with respect to the Class A Notes on any date of determination by the Calculation Agent, an amount equal to the market value of all such Class A Notes, calculated as the sum of (i) with respect to each Portfolio Asset, held by the Issuer on such date other than any Zero-Value Portfolio Asset, the product of (A) the Current Price with respect to such Portfolio Asset times (B) the Principal Balance with respect to such Portfolio Asset, in each case on such date of determination plus (ii) the aggregate amount of all cash held by the Issuer on such date in, or required to be deposited in, the Principal Collection Subaccount and Delayed-Draw/Committed Proceeds/Revolver Account, (iii) the aggregate market value of all Eligible Investments held by the issuer of the Class A Notes on such date which are credited to, or required to be credited to, the Principal Collection Subaccount and Delayed-Draw/Committed Proceeds/Revolver Account.

For the avoidance of doubt, Zero-Value Portfolio Assets are excluded from and thus have a value of zero in the calculation of Market Value.

Determination of When Assets are Held:

For purposes of calculating Portfolio Inclusion MV, Market Value pursuant to clause (b) thereof and the status of an asset (or a portion thereof) as a Zero-Value Portfolio Asset, with respect to:

(a) the Inclusion of any asset which would not, on its Inclusion Date, be a Zero-Value Portfolio Asset, the Portfolio Asset Trade Date shall be used to determine whether and when a Portfolio Asset is held by the Issuer; and

(b) the Inclusion of any asset which would, on its Inclusion Date, be a Zero-Value Portfolio Asset, the Business Day preceding the Portfolio Asset Trade Date with respect to any Inclusion of a Portfolio Asset shall be used to determine whether and when a Portfolio Asset is held by the Issuer (and, for the avoidance of doubt, the amount of cash and Eligible Investments held by the Issuer shall, in the case of an acquisition, be debited by any relevant purchase price of such asset as of the same date as described below); and

(c) the disposition of any asset,

(i) where the asset is a Zero-Value Portfolio Asset which is a Defaulted Obligation, the settlement date for any disposition shall be used to determine whether and when a Portfolio Asset is held by the Issuer (and, correspondingly, in the event that the Buyer holds margin, any margin held in respect of such Defaulted Obligation shall not be released until after the sale proceeds in respect of such disposition are received) and

(ii) otherwise, (A) where the disposition is to an Approved Dealer on Approved Terms, the Portfolio Asset Trade Date of such disposition shall be used to determine whether and when a Portfolio Asset is held by the Issuer and (B) otherwise the settlement date of such disposition shall be used to determine whether and when a Portfolio Asset is held by the Issuer.

For purposes of calculating Market Value pursuant to clause (a) thereof cash to be paid or received in relation to acquisition or disposition of an asset shall be debited or credited as of the date as of which the related asset becomes or ceases to be held by the Issuer determined in accordance with the preceding sections.

Current Price:	On any date of determination by the Calculation Agent with respect to any Portfolio Asset, including as of the related Inclusion Date of such Portfolio Asset, the net cash proceeds (expressed as a percentage of par) that would be received from the sale of such Portfolio Asset on such date, exclusive of accrued interest and capitalized interest and net of the related Costs of Assignment (as defined below), as determined by the Calculation Agent.

In the event that the Issuer proposes to engage in a sale of a Portfolio Asset, the Issuer will notify the Calculation Agent of the proposed buyer, the proposed sale price and proposed settlement date in accordance with the Indenture. (If such sale is entered into, it is a "Sale", and the agreed sale price is the "Sale Price"). After the date on which such notice is received by the Calculation Agent (the "Sale Notice Date") and at all times until the settlement of such transaction, the Current Price ("Sale Adjusted Price") will be equal to:

(a) if such Sale is to an Approved Dealer on Approved Terms, the Sale Price, exclusive of accrued interest and capitalized interest and net of the related Costs of Assignment; and

(b) if such Sale is not to one of the Approved Dealers or is not on Approved Terms, the lesser of (i) the Current Price determined as if there were no Sale and (ii) the Sale Price exclusive of accrued interest and capitalized interest and net of the related Costs of Assignment.

If the Issuer is to sell a Portfolio Asset for a clean price below the Current Price of such asset (a "Low Sale"), the Seller will be obligated to transfer additional Eligible Margin required to reflect the use of the Sale Adjusted Price as the Current Price prior to, and as a condition of, consummation of the relevant Low Sale. As more fully described in the Indenture, the Issuer may not consummate such a Low Sale absent receipt by the Issuer and Liquidation Agent of confirmation from UBS that the relevant additional Eligible Margin has been received.

"Approved Terms" means terms evidenced in a binding confirmation in market standard form between Issuer and the buyer under the Sale.

"Costs of Assignment" means, with respect to any Portfolio Asset, the sum (without duplication) of (a) any costs of any exchange, sale, transfer or assignment transaction with respect to such Portfolio Asset that would be paid by a hypothetical seller in effecting such transaction under the terms of such Portfolio Asset or otherwise actually imposed on such hypothetical seller by any applicable trustee, administrative agent, registrar, borrower or Portfolio Asset Obligor incurred in connection with any such transaction with respect to such Portfolio Asset (including, without limitation, any amounts reimbursable by such person in respect of any tax or other governmental charge incurred with respect thereto), (b) any reasonable expenses that would be incurred by a hypothetical seller in connection with any such transaction and (c) any reasonable administrative, legal or accounting fees, costs and expenses (including, without limitation, any fees and expenses of the trustee of or outside counsel to the Portfolio Asset Obligor on such Portfolio Asset) that a would be incurred by a hypothetical seller in connection with any such transaction.

Zero-Value Portfolio Asset:	(a) Any Portfolio Asset (a) which (i) has a yield-to-maturity greater than 12.0% (determined as of the Inclusion/Amendment Date) or (ii) is a Senior Secured (Type III) Loan or (iii) is a Senior Secured (Type IV) Loan (for the avoidance of doubt, the status for purposes of (ii) and (iii) is also determined as of the Inclusion/Amendment Date) and (b) for which there does not exist a written agreement (which may be evidenced by an exchange of emails by duly authorized persons) between Buyer (acting in its sole discretion, the exercise of which discretion shall not be affected by any prior exercise thereof by or other actions or omissions of Buyer) and Seller, entered into prior to, and in respect of, the related Inclusion/Amendment Date, to the effect that such Portfolio Asset shall not be a "Zero-Value Portfolio Asset"; provided that any such Portfolio Asset may subsequently become a Zero-Value Portfolio Asset pursuant to (b), (c), (d) or (f) of this Section.

(b) Any Portfolio Asset that, at any time after the Inclusion/Amendment Date on any date of determination by the Calculation Agent, has (i) become, as determined by the Calculation Agent, a Defaulted Obligation, or (ii) ceased to comply with any of the Repo Asset Criteria (other than those criteria that, by their express terms, are tested only at the Inclusion/Amendment Date) or the Asset Eligibility Criteria;

(c) Any Illiquid Loan that is deemed to be a Zero-Value Portfolio Asset as a result of Seller’s failure to comply with the requirements described in the "Third Party Valuations" provision below;

(d) Any Portfolio Asset which (i) together with any other Portfolio Assets, has resulted in a breach of any of the Repo Portfolio Criteria; provided that (i) where a Repo Portfolio Criterion is expressed as a maximum, a Portfolio Asset shall constitute a Zero-Value Portfolio Asset as a result of a violation of the Repo Portfolio Criteria only with respect to the portion of such Portfolio Asset that (together with the equivalent and equal portions of any other Portfolio Assets which are members of the category subject to such maximum) causes the failure by the Issuer to satisfy any of the Repo Portfolio Criteria, allocated across Portfolio Assets by the Buyer (in the case where a Portfolio Asset violates or causes the violation of more than one of the Repo Portfolio Criteria) and (ii) where a Repo Portfolio Criterion is expressed as a minimum, a Portfolio Asset shall constitute a Zero-Value Portfolio Asset as a result of a violation of the Repo Portfolio Criteria only with respect to the portion of such Portfolio Asset that (together with the equivalent and equal portions of any other Portfolio Assets that are not members of the category subject to such minimum) causes the failure by the Issuer to satisfy any of the Repo Portfolio Criteria, allocated across Portfolio Assets by the Buyer (in the case where a Portfolio Asset violates or causes a violation of more than one of the Repo Portfolio Criteria);

(e) Any Portfolio Asset that does not at the time of Inclusion satisfy the conditions and requirements set forth in Section 12.2(a) and 12.3(b) of the Indenture and that has not since such time satisfied such conditions and requirements; and

(f) Any Portfolio Asset with respect to which Seller took, agreed or consented to any action under the Collateral Management Agreement, including, but not limited to, actions relating to voting rights in respect of any Portfolio Asset, without providing Buyer (acting in its capacity as Liquidation Agent or otherwise) with any prior or subsequent notice in relation thereto required by the Collateral Management Agreement within the timeframes set out therein.

Zero-Value Portfolio Asset EoD:	With respect to any asset which would, as of its Inclusion Date, be a Zero-Value Portfolio Asset due to failure to satisfy the Asset Eligibility Criteria, the Repo Asset Criteria or Repo Portfolio Criteria, it shall be a "Zero-Value Portfolio Asset EoD" if the Portfolio Asset Trade Date for the Zero-Value Portfolio Asset occurs prior to the later of:

(a)	one Business Day after the date on which the Issuer notified UBS of the intended Inclusion of such asset; and

(b)	one Business Day after the date on which the Seller posted any additional Margin required based on recalculation of Market Value in respect of the asset which would, on Inclusion, be a Zero-Value Portfolio Asset (such recalculation occurring as of the Business Day preceding the trade date as described in the "Market Value" provision above).

Repo Asset Criteria:

Criteria satisfied in respect of a Portfolio Asset if:

(a)         as of the Inclusion/Amendment Date, if the obligation is (i) not a Second Lien Loan or a Second Lien Liquid Loan, the obligation has a legal final maturity not more than 7 years after the related Inclusion Date or (ii) a Second Lien Loan or a Second Lien Liquid Loan, the obligation has a legal final maturity not more than 8 years after the related Inclusion Date;

(b)         as of the Inclusion/Amendment Date, the obligation does not by its terms permit the deferral and/or capitalization of payment of 25% or more accrued, unpaid interest;

(c)         as of the Inclusion/Amendment Date, the United States or the District of Columbia is the principal place of business for the related Portfolio Asset Obligor for the obligation;

(d)         as of any date of determination by the Buyer, EBITDA for the most recent consecutive four fiscal quarters (or last twelve months if available) of the relevant Portfolio Asset Obligor for which financial reports are available is at least USD 5,000,000 for Senior Secured (Type III) Loans;

(e)         as of any date of determination by the Buyer, EBITDA for the most recent consecutive four fiscal quarters (or last twelve months if available) of the relevant Portfolio Asset Obligor for which financial reports are available is at least USD 10,000,000 for all Senior Secured (Type I) Loans, Senior Secured (Type I Cov-Lite) Loans, Senior Secured (Type II) Loans, Senior Secured (Type IV) Loans, Senior Secured (Large Cap) Loans and Senior Secured Last Out (Type I) Loans;

(f)          as of any date of determination by the Buyer, EBITDA for the most recent consecutive four fiscal quarters (or last twelve months if available) of the relevant Portfolio Asset Obligor for which financial reports are available is at least USD 15,000,000 for Second Lien Loans;

(g)         as of (i) the Inclusion Date and (ii) (A) if a rating is available as of such Amendment Date, the most recent Amendment Date or (B) otherwise, the last day of the Asset Valuation Report Period immediately preceding such most recent Amendment Date, the obligation is rated (including any private rating) by one of Moody’s, S&P, or has received a credit estimate from Lincoln International ("Lincoln"), with a rating assigned to the obligation by Moody’s, S&P, or Lincoln not less than "Caa2", "CCC", or "CCC", respectively;

(h)         as of the Inclusion/Amendment Date, the Current Price of the obligation is not less than the greater of (i) 70% and (ii) 80% of the value of the S&P/LSTA US Leveraged Loan 100 Index;

(i)           as of any date of determination (including the Inclusion/Amendment Date), the obligation is denominated and payable solely in USD and is neither convertible by the related Portfolio Asset Obligor thereof into, nor payable in, any other currency;

(j)          as of the Inclusion/Amendment Date, the obligation is not an ABL Loan;

(k)         as of the Inclusion/Amendment Date, the obligation is not a Second Lien Loan which is also a Cov-Lite Loan; and

(l) as of the Inclusion/Amendment Date, the obligation (i) is a Liquid Loan or (ii) is the subject of an Asset Valuation Report provided as required under "Third Party Valuations" below.

Repo Portfolio Criteria:

Criteria that are satisfied on any date of determination by Buyer so long as:

(a)         the Aggregate Principal Balance of all Portfolio Assets consisting of Illiquid Loans does not exceed 87.5% of the RPC Par Value;

(b)         the Aggregate Principal Balance of all Portfolio Assets consisting of Senior Secured (Large Cap) Loans, Senior Secured Liquid Loans, Senior Secured (Type I) Loans, Senior Secured (Type II) Loans and Cash credited or required to be credited to the Principal Collection Subaccount and Eligible Investments acquired with such Cash is at least 35% of the RPC Par Value, and the Aggregate Principal Balance of all Portfolio Assets consisting of Senior Secured (Large Cap) Loans, Senior Secured Liquid Loans, Senior Secured (Type I) Loans, Senior Secured (Type II) Loans, Senior Secured Last Out (Type I) Loans and Cash credited or required to be credited to the Principal Collection Subaccount and Eligible Investments acquired with such Cash is at least 55% of the RPC Par Value;

(c)         (i) subject to the limited exception in the following clause (ii) , the Aggregate Principal Balance of all Portfolio Assets relating to a single Portfolio Asset Obligor is not more than 7.5% of the RPC Par Value; (ii) notwithstanding the preceding clause (i), the Aggregate Principal Balance of all Portfolio Assets relating to three (3) Portfolio Asset Obligors may be up to 10.0% of the RPC Par Value (for purposes of this clause (c), Portfolio Asset Obligors which are co-borrowers or guarantors will be treated as a single Portfolio Asset Obligor);

(d)         (i) subject to the limited exceptions in the following clauses (ii) and (iii), the Aggregate Principal Balance of all Portfolio Assets in any single S&P Industry Classification Group is not more than 12.0% of the RPC Par Value, (ii) notwithstanding the preceding clause (i), the Aggregate Principal Balance of all Portfolio Assets in up to each of three 3) separate S&P Industry Classification Groups may each be up to 15.0% of the RPC Par Value and (iii) notwithstanding the preceding clauses (i) and (ii), the Aggregate Principal Balance of all Portfolio Assets in one (1) S&P Industry Classification Group may be up to 20% of the RPC Par Value;

(e)         the Aggregate Principal Balance of Portfolio Assets that are Senior Secured (Type III) Loans does not exceed 10% of the RPC Par Value;

(f)          the Aggregate Principal Balance of Portfolio Assets that are Middle Market Illiquid Loans does not exceed 70% of the RPC Par Value;

(g)         the Aggregate Principal Balance of Portfolio Assets that are (i) Delayed-Draw Loans and (ii) Revolver Loans does not exceed 5% of the RPC Par Value;

(h)         the Aggregate Principal Balance of all Portfolio Assets consisting of Cov-Lite Loans does not exceed 25% of the RPC Par Value; and

(i) the Aggregate Principal Balance of all Portfolio Assets consisting of Senior Secured (Large Cap) Loans does not exceed 40.0% of the RPC Par Value.
S&P Industry Classification Groups:	Each of the categories set forth in Schedule I hereto.
Third Party Valuations:

Seller shall procure that the Initial Valuation Company or a Fallback Valuation Company provide valuations in respect of each Portfolio Asset that was, as of the related Inclusion Date an Illiquid Loan (an "Asset Valuation Report") to Buyer as follows:

(a)        with respect to each such Illiquid Loan acquired by the Issuer, on or before the Inclusion Date of such Illiquid Loan; and

(b)        within 20 calendar days of the last day of each Asset Valuation Report Period, an Asset Valuation Report in respect of each such Illiquid Loan held by the Issuer as of such date which remains, as of the last day of such Asset Valuation Report Period, an Illiquid Loan.

For purposes of the foregoing, "Asset Valuation Report Period" means each calendar quarter ending on March 31, June 30, September 30 and December 31.

If, on any date of determination by the Calculation Agent, Seller has failed to procure an Asset Valuation Report in respect of one or more Illiquid Loans in accordance with the requirements of clause (a) or (b), each such Illiquid Loan omitted from such Asset Valuation Report shall be deemed to be a Zero-Value Portfolio Asset until such time as such Illiquid Loan is included in a subsequent Asset Valuation Report or an equivalent report from the Initial Valuation Company or a Fallback Valuation Company delivered at any time after such date of determination (which equivalent report may be requested by Seller at any time).

Dispute Rights:

Provided that no Event of Default has occurred and is continuing with respect to Seller, if Seller in good faith has a commercially reasonable basis for disagreement with the Calculation Agent’s determination of the Current Price of any Portfolio Asset, then Seller may dispute such determination by giving notice of such dispute (a "Dispute Notice") to Buyer and the Calculation Agent no later than (i) if Seller receives notice of the Calculation Agent’s determination of a Current Price in dispute at or prior to noon (New York time) on any Business Day, by the close of business on such Business Day and (ii) if Seller receives notice of the Calculation Agent’s determination of a Current Price in dispute after noon (New York time) on any Business Day, by noon (New York time) on the following Business Day. Any such Dispute Notice shall specify, in reasonable detail, the bid-side market price Seller believes should be attributed to any such Portfolio Asset, along with reasonable evidence supporting such value.

Promptly following delivery of a Dispute Notice in relation to any Portfolio Asset, the Calculation Agent and Seller shall negotiate in good faith to try to agree to the disputed Current Price. If by 10:00 a.m. (New York time) on the Business Day following the day on which the Dispute Notice is delivered, the Calculation Agent and Seller are unable to agree, then:

(i)        Seller shall request that the Initial Valuation Company or one of the Fallback Valuation Companies (in either case, the "Alternate Valuation Company"), provide an Eligible Valuation to the Calculation Agent;

(A)        if (1) no such Eligible Valuation is received by the Calculation Agent from the Alternate Valuation Company by 2:00 p.m. (New York time) on the fifth Business Day following such request (a "Valuation Non-Delivery") or (2) the Buyer in good faith disagrees with the Alternate Valuation Company’s Eligible Valuation (a "Valuation Disagreement") and the Buyer notifies Seller and the Calculation Agent of such disagreement on the day such Eligible Valuation is received by the Seller (the earlier of such fifth Business Day and the day of such notification, the "Notification Day"), then no later than 10:00 a.m. (New York time) on the Business Day next following the Notification Day, the Calculation Agent shall deliver a request (a "Back-Up Request") to one of the Initial Valuation Company or Fallback Valuation Companies (in any case, which was not the Alternate Valuation Company) (in any case, a "Back-Up Valuation Company") to provide an Eligible Valuation for such disputed Portfolio Asset; and

(B)        the Current Price in relation to such disputed Portfolio Asset shall be:

(1)        if the Alternate Valuation Company provides an Eligible Valuation and the Calculation Agent does not provide a Back-Up Request, the Resolved Current Price in relation to the Eligible Valuation provided by the Alternate Valuation Company;

(2)        if the Calculation Agent provides a Back-Up Request and the Back-Up Valuation Company provides an Eligible Valuation for such disputed Portfolio Asset by no later than 2:00 p.m. (New York time) on the fifth Business Day following such request, the Resolved Current Price in relation to the Eligible Valuation provided by the Back-Up Valuation Company;

(3)        if the Calculation Agent provides a Back-Up Request as a result of a Valuation Non-Delivery and the Back-Up Valuation Company fails to provide an Eligible Valuation for such disputed Portfolio Asset by no later than 2:00 p.m. (New York time) on the fifth Business Day following such request, the Current Price originally determined by the Calculation Agent; and

(4)        if the Calculation Agent provides a Back-Up Request as a result of a Valuation Disagreement and the Back-Up Valuation Company fails to provide an Eligible Valuation for such disputed Portfolio Asset by no later than 2:00 p.m. (New York time) on the fifth Business Day following such request, the Eligible Valuation provided by the Alternate Valuation Company.

If Seller has delivered a Dispute Notice, during the pendency of such dispute, the Parties shall be required to deliver or return (as applicable) margin based on the Calculation Agent’s determination in accordance with this Confirmation; provided that, following resolution of the dispute, the Parties shall be required to deliver or return (as applicable) margin based on the Current Price so determined. For the avoidance of doubt, with respect to the dispute of the Current Price of any Portfolio Asset, upon the determination of such Current Price in accordance with the foregoing, the Calculation Agent shall recalculate the relevant Market Value of the related Purchased Securities using such Current Price for such Portfolio Asset.

"Eligible Valuation" shall mean, with respect to any disputed Portfolio Asset, a valuation (which may be quoted in a range of values) for the outstanding principal amount of such Portfolio Asset (expressed as a percentage of par) that would be received from the sale of such Portfolio Asset on the date such valuation is provided, exclusive of accrued interest and capitalized interest; and

"Resolved Current Price" shall be, with respect to any Eligible Valuation that is:

(I)        quoted as a range of values where the difference between the lowest and highest values in such range (each expressed as a percentage of par) is an amount greater than 5% of par, as determined by the Calculation Agent, the lowest value in such range;

(II)        quoted as a range of values where the difference between the lowest and highest values in such range (each expressed as a percentage of par) is an amount less than or equal to 5% of par, as determined by the Calculation Agent, the mid-point between the lowest and highest value in such range, as determined by the Calculation Agent; and

(III)        not quoted as a range of values, such Eligible Valuation.

Interest on Cash Margin:	The interest rate applicable to Cash Margin shall be a rate per annum equal to the overnight Federal Funds (Effective) Rate for each day cash is held as Margin hereunder, as reported in Federal Reserve Publication H.15-519.
Substitutions:	No substitutions of Purchased Securities shall be permitted.
3 Fees
Transaction Fees:	On each Transaction Fee Payment Date, for each Purchased Security, Seller shall pay to Buyer an amount equal to the Transaction Fee Amount for such Purchased Security for the related Transaction Fee Period.

Transaction Fee Payment Dates:	For each Purchased Security, February 19, May 19, August 19, and November 19, commencing on August 19, 2017, and ending on (and including) the Repurchase Date for such Purchased Security, subject to adjustment in accordance with the Business Day Convention.
Transaction Fee Periods:	For each Purchased Security, each period from (and including) one Transaction Fee Payment Date for such Purchased Security to (but excluding) the next following Transaction Fee Payment Date for such Purchased Security; provided that (a) the initial Transaction Fee Period shall commence on (and include) the Purchase Date for such Purchased Security and (b) the final Transaction Fee Period shall end on (and exclude) the Repurchase Date for such Purchased Security.
Transaction Fee Amounts:	For each Purchased Security, the Transaction Fee Amount payable by Seller on a Transaction Fee Payment Date shall be equal to the aggregate amount obtained by application of the Transaction Fee Rate for the related Transaction Fee Period, on an actual/360 basis, on each day during the related Transaction Fee Period to the Repurchase Price outstanding for such Purchased Security.
Transaction Fee Rate:

For each Transaction Fee Period, a rate per annum equal to the sum of (a) LIBOR determined on the Reset Date for such Transaction Fee Period plus (b) the Spread.

Where:

Notwithstanding paragraph 2(y) of the Agreement, "LIBOR", for any Reset Date, means the London Interbank Offered Rate for the Relevant Period in respect of USD as quoted on the Bloomberg Screen BTMM Page (or such other page as may replace the Bloomberg Screen BTMM Page) under the heading "LIBOR-FIX-BBAM<GO>" (or any replacement heading) as of 11:00 a.m., London time, on the day (the "Determination Date") that is two London banking days preceding such date. If such rate does not appear on the Bloomberg Screen BTMM Page (or any replacement page) under such heading (or any replacement heading), as of 11:00 a.m., London time, on such Determination Date, LIBOR will be determined by the Calculation Agent. For any Transaction Fee Period that is less than the Relevant Period, LIBOR shall be determined through the use of straight line interpolation by reference to two rates based on LIBOR, one of which shall be determined as if the Relevant Period were the period of time for which rates are available next shorter than the length of the Transaction Fee Period and the other of which shall be determined as if the Relevant Period were the period of time for which rates are available next longer than the length of the Transaction Fee Period.

"Relevant Period" means three months. "Reset Date" with respect to any Transaction Fee Period, means the first day of such Transaction Fee Period. "Spread" means 3.90%.
4 Miscellaneous
Voting Rights:	Where any voting or consent rights fail to be exercised in relation to any Purchased Securities, Buyer shall be entitled to exercise such voting or consent rights in its sole discretion and shall not have any obligation to arrange for voting or consent rights to be exercised in accordance with the instructions of Seller.
Business Day:	Notwithstanding paragraph 2(e) of the Agreement, "Business Day" means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York.
Business Day Convention:	The convention for adjusting any relevant date if it would otherwise fall on a day that is not a Business Day so that such date will be the first following day that is a Business Day.
Unpaid Amounts:	For the avoidance of doubt, on the final Repurchase Date (whether occurring prior to, on, or after, the scheduled Repurchase Date, and whether occurring as a result of an Event of Default, a Prepayment Date, or otherwise), if there are amounts that became payable by one Party to the other Party on or prior to such Repurchase Date and which remain unpaid as at such Repurchase Date, such amounts shall remain an outstanding obligation of such Party and shall be netted with and set off against the amounts otherwise payable by the Parties on such Repurchase Date.
Interest on Amounts Payable:	Any amount due from one party to the other following the occurrence of an Event of Default shall be paid together with (to the extent permitted under applicable law) interest thereon (both before and after judgment) in USD, from (and including) the date on which such amount was originally due to (but excluding) the date such amount is paid, at a rate per annum equal to the overnight Federal Funds (Effective) Rate for each day such amount remains outstanding (as reported in Federal Reserve Publication H.15-519) plus 1% per annum. Such interest will accrue daily without compounding based on the actual number of days elapsed. The provisions of this paragraph shall supersede any conflicting provisions in paragraph 12 of the Agreement.

Tax Matters:

(i) For (and only for) U.S. Federal income tax purposes, each Party agrees: (i) to treat the purchase hereunder of Purchased Securities consisting of Class A Notes as if Buyer had made a loan to Seller secured by such Purchased Securities, (ii) to treat Seller as beneficial owner of such Purchased Securities, and (iii) not to take any inconsistent position on any related tax return.

(ii) Notwithstanding anything else in the Agreement, if the defaulting Party exercises its right to assign rights to payment under Paragraph 16(b) of the Agreement following an Event of Default, if any withholding or other taxes are imposed on payments to any assignee, the payor’s obligation to gross-up any such payment in respect of such tax to such assignee shall be limited to the amount of any gross-up it would have been obligated to pay immediately before any such assignment occurred.

(iii) If either Party exercises its right to assign rights to payment under Paragraph 16(b) of the Agreement, prior to being entitled to receive any gross-up payments in respect of any taxes withheld, any assignee will be required to submit to the payor an executed, complete IRS Form W-8 or W-9 (as applicable) establishing any available exemption or reduction from any US withholding taxes that may be imposed on the payment assigned.

Certain Covenants of Seller:

(i)       Seller agrees that Seller will not permit any securities to be issued under the Indenture to any person or entity other than Seller and that Seller will not direct or permit the Issuer to issue any securities other than in conjunction with a Purchase Date or otherwise as required under the Indenture or other transaction documents.

(ii)       Seller agrees that Seller will not sell, transfer or otherwise dispose of any securities issued under the Indenture (or any interest therein) other than pursuant to the Transaction.

(iii)       Seller agrees that if CIC ceases to be a business development company (within the meaning of the U.S. Investment Company Act of 1940) and to file publicly-available financials as required of a public business development company, Seller will provide, or cause to be provided, to Buyer quarterly unaudited financial statements within 60 days of each quarter-end and annual audited financial statements within 120 days of the year-end, prepared in accordance with generally accepted accounting principles (as in effect in the relevant jurisdiction) (such covenant, the "CIC Financials Requirement").

Notification of Events of Default:	Each Party shall notify the other Party as soon as reasonably practicable upon becoming aware of the occurrence of any Event of Default with respect to such notifying Party or event which with the giving of notice and/or lapse of time could become an Event of Default with respect to such notifying Party.
Representations and acknowledgements:

Unless agreed to the contrary expressly and in writing in this Confirmation and notwithstanding any communication that each Party (and/or its Affiliates) may have had with the other Party or any of its Affiliates, in respect of the Transaction subject to this Confirmation, each Party will be deemed to represent to the other Party on the Trade Date and each Purchase Date of the Transaction and on each date on which the Transaction is terminated (in whole or in part) that:

(i)       it is entering into or terminating (in whole or in part) the Transaction for its own account;

(ii)       none of the other Party or any of its Affiliates or agents are acting as a fiduciary or financial adviser for it;

(iii)       it is a sophisticated investor that has made its own independent decisions to enter into the Transaction, as to whether the Transaction is appropriate or proper for it and as to any related investment, hedging and/or trading based upon its own judgment and upon advice from such legal, regulatory, tax, financial, accounting and other advisers as it has deemed necessary, and not upon any view expressed by the other Party or any of its Affiliates or agents;

(iv)       it is not relying on any communication (written or oral) of the other Party or any Affiliate or agent thereof except those expressly set forth in the Agreement, except that nothing in the Agreement will limit or exclude any liability of a party for fraud;

(v)       it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction, and is also capable of assuming, and assumes, the risks of the Transaction;

(vi)        having made all necessary enquiries with relevant authorities, its entry into or termination (in whole or in part) of the Transaction will not contravene any applicable law, decree, regulation, regulatory guidance, regulatory request, regulatory briefing or order of any government or governmental body (including any court or tribunal); and

(vii)        to the extent required to do so, it has notified relevant authorities, in a manner acceptable to such authorities, of its entry into the Transaction.

Unless agreed to the contrary expressly and in writing in this Confirmation and notwithstanding any communication that each Party (and/or its Affiliates) may have had with the other Party, in respect of the Transaction subject to this Confirmation, each Party will be deemed to acknowledge on the date on which it enters into the Transaction that:

(a)        none of the other Party or its Affiliates provides investment, tax, accounting, legal or other advice in respect of the Transaction;

(b)        it has been given the opportunity to obtain information from the other Party concerning the terms and conditions of the Transaction necessary in order for it to evaluate the merits and risks of the Transaction; provided that, notwithstanding the foregoing, (i) it and its advisors are not relying on any communication (written or oral and including, without limitation, opinions of third party advisors) of the other Party or its Affiliates as (A) legal, regulatory, tax, business, investments, financial, accounting or other advice, (B) a recommendation to enter into the Transaction or (C) an assurance or guarantee as to the expected results of the Transaction; it being understood that information and explanations related to the terms and conditions of the Transaction are made incidental to the other Party’s business and shall not be considered (x) legal, regulatory, tax, business, investments, financial, accounting or other advice, (y) a recommendation to enter into the Transaction or (z) an assurance or guarantee as to the expected results of the Transaction and (ii) any such communication should not be the basis on which such Party has entered into the Transaction, and should be independently confirmed by such Party and its advisors prior to entering into the Transaction;

(c)        none of the Parties or any Affiliate thereof has any obligation to, and it will not, select securities or transfers of currency, with regard to the needs or interests of any person other than itself, and each Party and its Affiliates may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of commercial or investment banking business with the issuer of any Purchased Security or its affiliates or any other person or entity having obligations relating to the Purchased Securities and may act with respect to such business in the same manner as if the Transaction did not exist, regardless of whether any such action may have an adverse effect on either Party’s position under the Transaction;

(d)       each Party and its Affiliates may, whether by virtue of the types of relationships described above or otherwise, at the date hereof or at times hereafter be in possession of information in relation to the issuer of the Class A Notes which is or may be material in the context of the Transaction and which is or may not be known to the general public or to one or both of the Parties, and the Transaction does not create any obligation on the part of any of the Parties and their respective Affiliates to disclose to either Party any such relationship or information (whether or not confidential);

(e)       neither Party makes any representations or warranties to the other in connection with, and shall have no responsibility with respect to, the accuracy of any statements, warranties or representations made in or in connection with the Purchased Securities, any information contained in any document filed by the issuer of the Purchased Securities (the "Issuer") with any exchange or with any governmental entity regulating the purchase and sale of securities, the solvency or financial condition of the Issuer, or the legality, validity, binding effect or enforceability of the obligations of the Issuer in respect of the Purchased Securities. Each Party acknowledges that it has, independently and without reliance on the other and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Transaction and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Issuer; and

(f)       the Transaction does not create either a direct or indirect obligation of the Issuer owing to Seller or a direct or indirect participation in any obligation of the Issuer owing to Buyer. The Seller acknowledges that the Seller shall not have any voting rights with respect to the Purchased Securities or any other rights under or with respect to the Purchased Securities, other than as expressly set forth herein.

Each Party acknowledges and agrees that (i) the Transaction to which this Confirmation relates is (x) a "securities contract", as defined in Section 741 of the federal Bankruptcy Code, Title 11 of the United States Code, as amended (the "Bankruptcy Code") and (y) a "repurchase agreement" as that term is defined in Section 101 of Title 11 of the Bankruptcy Code (except insofar as the type of Securities subject to the Transaction or the term of the Transaction would render such definition inapplicable) and (ii) the exercise by either Party of any right under the Agreement to cause the liquidation, termination or acceleration of the Transaction, because of a condition of the kind specified in Section 365(e)(1) of the Bankruptcy Code shall not be stayed, avoided, or otherwise limited by operation of any provision of the Bankruptcy Code or by order of a court or administrative agency in any proceeding under the Bankruptcy Code.

Additional Seller Representations:

The following additional paragraph 9(A), subsections (i) and (ii) shall be inserted into the Agreement:

"9(A). Additional Representations and Notice.

(i) Seller Representations. Seller represents and warrants on and as of the date hereof and on and as of each date this Agreement or any Transaction remains outstanding:

(A)       No Prohibited Transactions. Seller represents and warrants that Seller is not an "employee benefit plan" subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a "plan" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), and all investors in Seller acquire "publicly-offered securities" within the meaning of 29 CFR § 2510.3-101. Any subsequent permitted assignee of Seller will be deemed to have represented and warranted, that (i) no portion of the assets used by such assignee to either (x) acquire and hold the Class A Notes or (y) enter into or assume the obligations under the Transaction evidenced hereby constitutes the assets of any employee benefit plan subject to Title I of ERISA, a "governmental plan" within the meaning of Section 3(32) of ERISA, or a "plan" within the meaning of Section 4975(e)(1) of the Code or (ii) both the purchase and holding of such Class A Notes by such assignee and the assumption of the obligations under the Transaction evidenced hereby will constitute neither (x) a non-exempt "prohibited transaction" under (and as defined in) Section 406 of ERISA or Section 4975 of the Code nor (y) a similar violation under any applicable similar federal, state, local, non-U.S. or other law, rule or regulation.

(B)         Notice Requirement. Seller agrees to notify Buyer immediately if any time it learns or discovers facts at variance with the foregoing representations and warranties.

(C) Seller has not incurred any Indebtedness, or any other liability (including, but not limited to, in respect of any option, swap, repurchase agreement, securities forward transaction or securities lending agreement) other than as contemplated by the terms of this Agreement or any agreement or instrument contemplated hereby."

(ii) Seller represents and warrants that its acquisition of the Class A Notes complied with the terms of the Indenture and Class A Notes.

(iii) Seller represents and warrants that either (i) the Purchased Securities are not required to be retained by the Collateral Manager (or a "majority owned affiliate" of the Collateral Manager) pursuant to Section 15G of the Securities Exchange Act of 1934 and the rules promulgated thereunder (the "Risk Retention Rules") or (ii) the Purchased Securities are required to be retained by the Collateral Manager (or a "majority owned affiliate" of the Collateral Manager) pursuant to the Risk Retention Rules and the entry by the Collateral Manager (or a "majority owned affiliate" of the Collateral Manager) into the transactions contemplated by the Collateral Management Agreement will not violate or conflict with the Risk Retention Rules.

Transfer; Assignment; Amendment;	Neither Buyer nor Seller will have the right to transfer, assign, amend, modify or supplement the Agreement or this Confirmation or any interest or obligation or right or benefit received in or under the Agreement or this Confirmation without the prior written consent of each party.
Disapplication and Modification of Provisions of the Annex I:

(a) The following provisions of Annex I to the Agreement shall not apply to the Transaction evidenced by this Confirmation:

Parts 1(a), 1(b)(ii), 1(d), 1(f), 1(j), 1(m), 1(n), 2(b), 2(c), 2(i), 2(k), 2(r) and 2(s)(ii) of Annex I.

Counterparts Clause:	This Confirmation may be signed or executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original but shall not be effective until each Party has executed and delivered at least one counterpart. All counterparts together shall constitute one and the same instrument. This has the same effect as if the signatures on the counterparts were on a single original of this Confirmation. Delivery of an executed counterpart signature page of this Confirmation by email (portable document format ("pdf")) or facsimile copy shall be as effective as delivery of a manually executed counterpart of this Confirmation.

No effect, Inconsistency:	The terms set forth in the Confirmation for this trade shall apply only to the Transaction.
Buyer’s Bank Account Details:	Account Name: [INTENTIONALLY OMITTED]
Seller’s Bank Account Details:	As specified separately to Buyer from Seller.
Notices:

If to Seller:

Address: Murray Hill Funding, LLC

Three Park Avenue, 36th Floor
New York, NY 10016
Attention: Keith Franz
Telephone: 212 418 4710
Email: kfranz@cioninvestments.com

If to Buyer:

As specified in the Annex to the Agreement.

Limited Recourse:	Buyer acknowledges that it shall have recourse solely to the assets of the Seller and that nothing contained in this Confirmation shall create any liability or obligation of any other person or entity. Buyer further agrees that: (i) the Buyer shall have no recourse or claim against any stockholder, partner, member or other holder of any interest in or security of the Seller, or against any controlling person of the Seller or any of the Seller’s officers, directors employees (collectively the "Related Persons"); (ii) the Buyer shall have no claim against the Seller or any Related Person for any failure to maintain capital except as expressly required in the Confirmation; and (iii) the Buyer shall not seek the substantive consolidation of the Seller with any other person or entity, including any of the Related Persons.

Additional Defined Terms:	The following terms shall have the respective meanings specified below:
"ABL Loan" means any Loan secured by a first priority perfected security interest in or other lien on, and as to which the maximum aggregate principal amount thereof that may be outstanding under the related Underlying Instrument is limited by a formula computed (no less frequently than monthly) by reference to, one or more of accounts receivable, inventory, machinery, equipment and other fixed assets (other than real estate).
"Account" has the meaning given to such term in the Indenture.
"Aggregate Outstanding Amount", on any date with respect to the Class A Notes, has the meaning given to such term in the Indenture.
"Aggregate Portfolio Par Value" means, on any date of determination, the Aggregate Principal Balance of (a) all Portfolio Assets plus (b) all Cash credited or required to be credited to the Principal Collection Subaccount and Eligible Investments acquired with such Cash.
"Aggregate Principal Balance" means, when used with respect to all or a portion of the Portfolio Assets or the Collateral, the sum of the Principal Balances of all or of such portion of the Portfolio Assets or Collateral, as applicable.
"Amendment Date" means, with respect to any Portfolio Asset, the effective date of any amendment or action described in Section 2(o) of the Collateral Management Agreement.
"Approved Dealer" means each of Antares Capital, BMO Capital Markets Corp., Bank of America, N.A., Barclays Bank plc, BNP Paribas, Cantor Fitzgerald & Co., Citigroup, Credit Agricole S.A., Credit Suisse, Deutsche Bank AG, Goldman Sachs & Co., Guggenheim Securities, Jefferies & Company, Inc., JPMorgan Chase Bank, N.A., Keybanc Capital Markets Inc., Macquarie Capital (USA) Inc., Morgan Stanley & Co., Nomura Securities Inc., Royal Bank of Canada, SunTrust Bank, Scotia Capital (USA) Inc., Societe Generale, and The Royal Bank of Scotland plc, UBS AG, and Wells Fargo Bank, N.A. or any Affiliates; provided that (a) the Calculation Agent may at any time, upon written notice to Seller, delete any name from such list so long as such deletion is consistent with the general application of its internal credit policies with respect to such Approved Dealer and (b) the Calculation Agent and Seller may, at any time, agree in writing to add or remove an Approved Dealer to or from such list.
"Asset Eligibility Criteria" has the meaning given to such term in the Indenture.

"Cash" has the meaning given to such term in the Indenture.
"Class A Notes" means the Class A Notes issued under the Indenture.
"Collateral" has the meaning given to such term in the Indenture.
"Collateral Management Agreement" has the meaning given to such term in the Indenture.
"Collateral Manager" has the meaning given to such term in the Indenture.
"Consolidated Leverage Ratio" means, as of any date of determination with respect to any Portfolio Asset Obligor and a particular Portfolio Asset of such Portfolio Asset Obligor, the ratio of:
(a) the Principal Balances of such Portfolio Asset and the outstanding principal amount of all other Indebtedness of such Portfolio Asset Obligor and its Subsidiaries that is of equal or higher seniority with such Portfolio Asset and is secured by a similar ranking lien or security interest in the same collateral as of such date of calculation that would be stated on a consolidated balance sheet (excluding any notes thereto); provided that, for purposes of this definition only, the amount of Indebtedness shall be determined only to the extent that it has been advanced such that any undrawn amount thereunder shall not constitute Indebtedness for purposes of this clause (a); to
(b) EBITDA of such Portfolio Asset Obligor for the four fiscal quarters (or last twelve months if available) for which financial reports are available for such Portfolio Asset Obligor.
"Cov-Lite Loan" means a Loan (a) which is a Non-Markit Loan and (b) with respect to which the Underlying Instrument does not include any financial covenants with which compliance is determined on an ongoing maintenance basis.
"Daily Report" has the meaning given to such term in the Indenture.
"Defaulted Obligation" has the meaning given to such term in the Indenture.
"Delayed-Draw Loan" has the meaning given to such term in the Indenture.

"EBITDA" means with respect to any Portfolio Asset and any period, (a) the meaning of the term "Adjusted EBITDA", the term "EBITDA" or any comparable definition in the related Underlying Instrument for such period and Portfolio Asset Obligor, as reported for such period pursuant to the related Underlying Instrument, and (b) in any case that the term "Adjusted EBITDA", the term "EBITDA" or such comparable definition is not defined in such Underlying Instrument, the sum of (i) the consolidated net income for such period of the relevant Portfolio Asset Obligor on such Portfolio Asset, plus (ii) to the extent deducted in calculating such consolidated net income, the sum for such period of all income tax expense, interest expense, depreciation and amortization expense and all other non-cash charges, in the case of each of the foregoing clauses, as reported for such period pursuant to (and in accordance with the relevant definitions contained in) the related Underlying Instrument; provided that (x) the relevant Portfolio Asset Obligor referred to above in this definition shall be the Portfolio Asset Obligor for which consolidated financial statements are required to be delivered under the related Underlying Instrument (and, if there is more than one such Portfolio Asset Obligor, for the Portfolio Asset Obligor with the greatest consolidated aggregate indebtedness for borrowed money as of the last day of such period) and (y) if the Calculation Agent determines on a commercially reasonable basis that "Adjusted EBITDA" or "EBITDA" as reported for such period pursuant to the related Underlying Instrument is not computed in accordance with generally accepted financial practice for similar transactions, then "EBITDA" shall mean "Consolidated EBITDA" (determined on a consolidated basis based upon the Calculation Agent’s selection in good faith of a definition of "Consolidated EBITDA" that accords with generally accepted financial practice) in relation to the relevant Portfolio Asset Obligor and its consolidated subsidiaries for such period.
"Eligible Investments" has the meaning given to such term in the Indenture.
"Equity Contribution Agreement" has the meaning given to such term in the Indenture.
"Expense Account" has the meaning given to such term in the Indenture.
"Fallback Valuation Company" means any of Houlihan Lokey, Inc., Duff & Phelps Corporation or Valuation Research Corporation.

"Governmental Authority" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Illiquid Loan" means a Loan which is not a Liquid Loan.
"Inclusion" means a substitution or contribution of Portfolio Assets to the Issuer pursuant to the Equity Contribution Agreement or any other acquisition of Portfolio Assets by the Issuer.
"Inclusion Date" means (a) in the case of a substitution or contribution of Portfolio Assets to the Issuer pursuant to the Equity Contribution Agreement, the settlement date of substitution or contribution or (b) in the case of any other acquisition thereof by the Issuer, the Portfolio Asset Trade Date for the acquisition thereof by the Issuer.
"Indebtedness" has the meaning given to such term in the Indenture.
"Indenture" means the Indenture dated as of March 22, 2017, between Murray Hill Funding II, LLC and U.S. Bank National Association, as trustee, as amended, supplemented or otherwise modified from time to time.
"Indenture Event of Default" means an "Event of Default" (as defined in the Indenture) occurs with respect to the Issuer under the Indenture.
"Initial Market Value" has the meaning given to such term in the Indenture.
"Initial Valuation Company" means Lincoln.
"Lien" has the meaning given to such term in the Indenture.
"Liquid Loan" means any Loan which is the subject of at least two bid quotations as reported on Markit (or any successor nationally recognized loan pricing service designated by the Buyer).
"Liquidation Agent" has the meaning given to such term in the Indenture.

"Loan" has the meaning given to such term in the Indenture.
"Markit" means Markit Ltd. and any of its subsidiaries, or any successor thereto.
"Middle Market Illiquid Loan" means any obligation which (a) is an Illiquid Loan and (b) with respect to which the relevant Obligor's EBITDA for the most recent four fiscal quarters (or last twelve months if available) for which financial reports are available is less than $40,000,000.
"Moody’s" has the meaning given to such term in the Indenture.
"Non-Markit Loan" means any Loan for which prices are not reported on Markit (or any successor nationally recognized loan pricing service designated by the Buyer).
"Portfolio Asset" has the meaning given to such term in the Indenture, provided that when the relevant asset is held by the Issuer, this definition shall be subject to "Determination of When Assets are Held" above.
"Portfolio Asset Obligor" has the meaning given to such term in the Indenture.
"Portfolio Asset Trade Date" means the date on which the Issuer enters into an agreement to purchase or sell a Portfolio Asset pursuant to an Issuer Order, as such term is defined in the Indenture, given by the Collateral Manager.
"Principal Balance" has the meaning given to such term in the Indenture.
"Priority Loan Leverage Ratio" means of any date of determination with respect to any Portfolio Asset Obligor and a particular Portfolio Asset of such Portfolio Asset Obligor which is a Senior Secured Last Out Loan, the ratio of:
(a) the outstanding principal amount of the Senior Secured First Out Loan relating to such Senior Secured Last Out Loan, to
(b) EBITDA for the four fiscal quarters (or last twelve months if available) for which financial reports are available for such Portfolio Asset Obligor
"Revolver Loan" has the meaning given to such term in the Indenture.

"Priority Revolving Loan" means, as of any date of determination with respect to any Portfolio Asset Obligor and a particular Portfolio Asset of such Portfolio Asset Obligor, the Indebtedness of such Portfolio Asset Obligor and its Subsidiaries in the form of a Revolver Loan that when it is drawn (x) ranks senior to such Portfolio Asset and (y) is secured by a senior ranking lien or security interest in a portion of the same collateral as of such date of calculation that would be stated on a consolidated balance sheet.
"Priority Revolving Loan Leverage Ratio" means, as of any date of determination with respect to any Portfolio Asset Obligor and a particular Portfolio Asset of such Portfolio Asset Obligor, the ratio of:
(a) the outstanding principal amount of the Priority Revolving Loan(s) relating to such Portfolio Asset determined on the assumption that the maximum aggregate amount that can be borrowed under such Priority Revolving Loan(s) has already been fully advanced such that any undrawn amount thereunder shall constitute outstanding principal amount for purposes of this definition; to
(b) EBITDA of such Portfolio Asset Obligor for the four fiscal quarters (or last twelve months if available) for which financial reports are available for such Portfolio Asset Obligor.
"RPC Par Value" means the Aggregate Portfolio Par Value.
"S&P" has the meaning given to such term in the Indenture.
"Second Lien Liquid Loan" means any Loan that would meet the criteria for Second Lien Loan but for the fact that such Loan is a Liquid Loan.
"Second Lien Loan" means any Illiquid Loan that:
(a) would be a Senior Secured Loan but for the fact that it is subordinated (in right of payment, liens or otherwise) to a Senior Secured Loan of the Portfolio Asset Obligor(s) other than a Priority Revolving Loan; (ii) is secured by a valid second-priority perfected security interest in or Lien on (second only to a security interest or Lien securing a Senior Secured Loan) collateral consisting of all or substantially all the assets of the Portfolio Asset Obligor(s) (and in any event substantially all its assets securing any other Indebtedness); and (iii) is not secured solely or primarily by common stock or other equity interests; provided that the limitation set forth in this clause (iii) shall not apply with respect to a Loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that (x) the granting by any such subsidiary of a Lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such Loan or any other similar type of Indebtedness owing to third parties) and (y) its own property is not subject to a Lien securing any Indebtedness (any Second Lien Loan described in this clause (a), a "Traditional Second Lien Loan"); or

(b) is a Senior Secured Last Out (Type II) Loan.
"Seller’s Investment Manager" means any of (i) CĪON Investment Management, LLC or its successors or Affiliates; (ii) Apollo Investment Management, L.P. or its successors or Affiliates or (iii) another investment manager selected by Seller and reasonably acceptable to Buyer.
"Senior Secured First Out Loan" has the meaning assigned to such term in the definition of "Senior Secured Last Out Loan" herein.
"Senior Secured (Large Cap) Loan" means any Senior Secured Loan that (a) has an applicable margin or other stated coupon less than (or equal to) 6.0%, including for such purposes any non-cash portion thereof but excluding for such purposes any portion thereof derived from the London interbank offered rate, base rate or other applicable fixed or floating reference rate, (b) has Portfolio Asset Obligor(s) with EBITDA for the most recent four fiscal quarters (or last twelve months if available) for which financial reports are available greater than or equal to $50,000,000, (c) has a Consolidated Leverage Ratio with respect to such Senior Secured Loan and the related Portfolio Obligor(s) which is less than or equal to 5.2x, (d) if there is a Priority Revolving Loan with respect to such Senior Secured Loan, has a Priority Revolving Loan Leverage Ratio with respect to such Senior Secured Loan and the related Portfolio Asset Obligor(s) which is less than or equal to 1.75x, (e) has a Current Price equal to or greater than 92.5%,[1] and (f) is not a Senior Secured Liquid Loan.
"Senior Secured Last Out Loan" means any Loan that would be a Senior Secured Loan but for the fact that its terms provide that the payment of principal thereon, either prior to or after any default, event of default, financial covenant test failure or other event, is to occur after the payment of principal of any other term loan(s) (each such other term loan, a "Senior Secured First Out Loan") under the same credit facility.

1 The “Current Price” definition specifies that it is a percentage of par.

"Senior Secured Last Out (Type I) Loan" means any Senior Secured Last Out Loan for which (a) the Priority Loan Leverage Ratio with respect to such Senior Secured Last Out Loan and the related Portfolio Obligor(s) is less than 1.25x and (b) the Consolidated Leverage Ratio with respect to such Senior Secured Last Out Loan and the related Portfolio Obligor(s) is less than 4.5x.
"Senior Secured Last Out (Type II) Loan" means any Senior Secured Last Out Loan that is not a Senior Secured Last Out (Type I) Loan.
"Senior Secured Liquid Loan" means any Senior Secured Loan that is a Liquid Loan.
"Senior Secured Loan" means any Loan that (i) is not (and by its terms is not permitted to become) subordinated in right of payment, liens or otherwise to any other obligation of the Portfolio Asset Obligor(s) of such Loan, including any other obligation under the same credit facility, other than any Priority Revolving Loan, and (ii) is secured by a valid first priority perfected security interest in or Lien on collateral consisting of all or substantially all the assets of the Portfolio Asset Obligor(s), other than those assets securing any Priority Revolving Loan, as to which it is secured by a valid second priority perfected security interest in or Lien on collateral consisting of all the assets securing such Priority Revolving Loan.
"Senior Secured (Type I) Loan" means any Senior Secured Loan that (a) has an applicable margin or other stated coupon less than (or equal to) 9.0%, including for such purposes any non-cash portion thereof but excluding for such purposes any portion thereof derived from the London interbank offered rate, base rate or other applicable fixed or floating reference rate, (b) has Portfolio Asset Obligor(s) with EBITDA for the most recent four fiscal quarters (or last twelve months if available) for which financial reports are available greater than or equal to $25,000,000, (c) has a Consolidated Leverage Ratio with respect to such Senior Secured Loan and the related Portfolio Obligor(s) which is less than or equal to 5.2x, (d) if there is a Priority Revolving Loan with respect to such Senior Secured Loan, has a Priority Revolving Loan Leverage Ratio with respect to such Senior Secured Loan and the related Portfolio Asset Obligor(s) which is less than or equal to 1.75x, (e) is not a Senior Secured (Large Cap) Loan, (f) is not a Cov-Lite Loan and (g) is not a Senior Secured Liquid Loan.

"Senior Secured (Type I Cov-Lite) Loan" means any Senior Secured Loan (a) which would be a Senior Secured (Type I) Loan but for the fact that such Loan is a Cov-Lite Loan and (b) has a Consolidated Leverage Ratio with respect to such Senior Secured Loan and the related Portfolio Obligor(s) which is greater than or equal to 3.5x.
"Senior Secured (Type II) Loan" means any Senior Secured Loan that (a) has an applicable margin or other stated coupon less than (or equal to) 9.0%, including for such purposes any non-cash portion thereof but excluding for such purposes any portion thereof derived from the London interbank offered rate, base rate or other applicable fixed or floating reference rate portion thereof, (b) has Portfolio Asset Obligor(s) with EBITDA for the most recent four fiscal quarters (or last twelve months if available) for which financial reports are available less than $25,000,000 and equal to or greater than $10,000,000, (c) has a Consolidated Leverage Ratio with respect to such Senior Secured Loan and the related Portfolio Obligor(s) which is less than or equal to 5.2x, (d) if there is a Priority Revolving Loan with respect to such Senior Secured Loan, has a Priority Revolving Loan Leverage Ratio with respect to such Senior Secured Loan and the related Portfolio Asset Obligor(s) which is less than or equal to 1.75x, (e) is not a Cov-Lite Loan and (f) is not a Senior Secured Liquid Loan.
"Senior Secured (Type III) Loan" means any Senior Secured Loan that (a) has Portfolio Asset Obligor(s) with EBITDA for the most recent four fiscal quarters (or last twelve months if available) for which financial reports are available of less than $10,000,000 and (b) is not a Senior Secured Liquid Loan.
"Senior Secured (Type IV) Loan" means (i) any Senior Secured Loan that would otherwise be a Senior Secured (Type I) Loan or Senior Secured (Type II) Loan but for the fact that such Loan does not meet the requirements set forth in clause (a), (c), (d) or, solely in the case of a Senior Secured Loan which would otherwise be a Senior Secured (Type II) Loan, (e) of the applicable definition or (ii) any Senior Secured Loan that would otherwise be a Senior Secured (Type I Cov-Lite) Loan but for the fact that such Loan does not meet the requirements set forth in clause (b) of the definition of Senior Secured (Type I Cov-Lite) Loan.

"Subsidiary" has the meaning given to such term in the Indenture.
"Transaction Documents" has the meaning given to such term in the Indenture.
"Traditional Second Lien Loan" has the meaning assigned to such term in the definition of "Second Lien Loan" herein.
"Underlying Instrument" has the meaning given to such term in the Indenture.
Determination of Status of Certain Portfolio Assets:	For purposes hereof, whether any Portfolio Asset meets the criteria of any of the following definitions shall be determined by the Buyer as of the latest of (a) the Inclusion Date for such Portfolio Asset and (b) the most recent Amendment Date for such Portfolio Asset (such latest date, the "Inclusion/Amendment Date"):
(1) ABL Loan;
(2) Cov-Lite Loan;
(3) Illiquid Loan;
(4) Liquid Loan;
(5) Middle Market Illiquid Loan;
(6) Second Lien Loan;
(7) Second Lien Liquid Loan;
(8) Senior Secured First Out Loan;
(9) Senior Secured (Large Cap) Loan;
(10) Senior Secured Last Out Loan;
(11) Senior Secured Last Out (Type I) Loan;
(12) Senior Secured Last Out (Type II) Loan;
(13) Senior Secured Liquid Loan;
(14) Senior Secured Loan;

(15) Senior Secured (Type I) Loan;
(16) Senior Secured (Type I Cov-Lite) Loan
(17) Senior Secured (Type II) Loan;
(18) Senior Secured (Type III) Loan;
(19) Senior Secured (Type IV) Loan; and
(20) Traditional Second Lien Loan.

[signatures follow on the next page]

By executing this Confirmation and returning it to us, Seller confirms that the foregoing correctly sets out the terms of the agreement of the Parties.

Yours faithfully

UBS AG, London Branch,

In its individual capacity and as Calculation Agent

By:	/s/ Simon Gray
Name: Simon Gray
Title: Authorized Signatory

By:	/s/ Owen Ticli
Name: Owen Ticli
Title: Authorized Signatory

Confirmed as of the date first above written:

MURRAY HILL FUNDING, LLC

By:	/s/ Michael A. Reisner
Name:Michael A. Reisner
Title:Co-Chief Executive Officer

Murray Hill Funding II, LLC – Signature Page to First Amended and Restated Confirmation

SCHEDULE I

S&P INDUSTRY CLASSIFICATION GROUPS

Collateral Code	Collateral Description
1	Aerospace & Defense
2	Air transport
3	Automotive
4	Beverage & Tobacco
5	Radio & Television
6	Building & Development
7	Business equipment & services
8	Cable & satellite television
9	Chemicals & plastics
10	Clothing/textiles
11	Conglomerates
12	Containers & glass products
13	Cosmetics/toiletries
14	Drugs
15	Ecological services & equipment
16	Electronics/electrical
17	Equipment leasing
18	Farming/agriculture
19	Financial intermediaries
20	Food/drug retailers
21	Food products
22	Food service
23	Forest products
24	Health care
25	Home furnishings
26	Lodging & casinos
27	Industrial equipment
28	Leisure goods/activities/movies
29	Nonferrous metals/minerals
30	Oil & gas
31	Publishing
32	Rail industries

33	Retailers (except food & drug)
34	Steel
35	Surface transport
36	Telecommunications
37	Utilities
38	Life Insurance
39	Health Insurance
43	Property & Casualty Insurance
44	Diversified Insurance